UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Gray Television, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting to be held on May 27, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Gray Television, Inc. will be held at 9:30 a.m., Eastern time, on May 27, 2015, at the Company’s corporate headquarters, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, for the purpose of considering and acting upon:

1.	the election of eight members of Gray Television, Inc.’s Board of Directors;

2.	the ratification of the appointment of McGladrey LLP as Gray Television, Inc.’s independent registered public accounting firm for 2015; and

3.	such other business and matters or proposals as may properly come before the meeting.

Only holders of record of Gray Television, Inc. common stock, no par value per share, and Gray Television, Inc. Class A common stock, no par value per share, at the close of business on March 19, 2015 are entitled to notice of, and to vote at, the annual meeting. Attendance at the annual meeting is limited to such shareholders of record at the close of business on March 19, 2015 and to any invitees of Gray Television, Inc.

Your vote is very important. Regardless of whether you intend to attend the annual meeting, we encourage you to vote as soon as possible by one of three convenient methods in order to ensure your shares are represented at the meeting: by calling the toll-free number listed on the proxy card, by accessing the internet site listed on the notice of internet availability of proxy materials or proxy card or by signing, dating and returning the proxy card in the enclosed postage-paid envelope. Any proxy you give will not be used if you attend the annual meeting and vote in person.

By Order of the Board of Directors,

Hilton H. Howell, Jr.

President and Chief Executive Officer

Atlanta, Georgia

April 16, 2015

GRAY TELEVISION, INC.

4370 Peachtree Road, N.E.

Atlanta, Georgia 30319

PROXY STATEMENT

For Annual Meeting of Shareholders

to be Held on May 27, 2015

This proxy statement is being furnished by the Board of Directors (the “Board”) of Gray Television, Inc., a Georgia corporation (which we refer to as “Gray,” the “Company,” “we,” “us” or “our”), to the holders of our common stock, no par value per share, and our Class A common stock, no par value per share, in connection with the solicitation of proxies by the Board for use at our 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) to be held at the Company’s corporate headquarters, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, on May 27, 2015, at 9:30 a.m., Eastern time, and at any adjournments or postponements thereof. For directions to the location of the 2015 Annual Meeting, you may contact our corporate offices at (404) 504-9828. Distribution of the Notice of Internet Availability of Proxy Materials (the “Notice”) and this proxy statement and a proxy card to shareholders is scheduled to begin on or about April 16, 2015.

A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by signing and delivering a later dated proxy card, by submitting a later dated vote via the internet or by telephone, by delivering written notice of the revocation of the proxy to our Corporate Secretary prior to the 2015 Annual Meeting, or by attending and voting at the 2015 Annual Meeting. Attendance at the 2015 Annual Meeting, in and of itself, will not constitute revocation of a proxy. Unless previously revoked, the shares represented by proxy will be voted in accordance with the shareholder’s directions if the proxy is duly submitted prior to the 2015 Annual Meeting.

If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares FOR the election of each of the director nominees recommended by the Board and FOR the ratification of the Company’s independent registered public accounting firm, and in accordance with the discretion of the named proxies on any other matters properly brought before the 2015 Annual Meeting.

The expenses associated with this proxy statement and soliciting the proxies sought hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our officers, directors and regular employees, who will not receive additional compensation therefor, in person or by telephone or other means of electronic communication. We also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock and our Class A common stock as of the record date for the 2015 Annual Meeting, and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly submitting your vote by proxy will help to avoid additional expense.

GRAY TELEVISION, INC.

4370 Peachtree Road, N.E.

Atlanta, Georgia 30319

VOTING MATTERS

Record Date and Voting Rights

Our Board has fixed the close of business on March 19, 2015 as the record date for determining holders of our common stock and our Class A common stock entitled to notice of, and to vote at, the 2015 Annual Meeting. Only holders of record of our common stock and/or our Class A common stock at the close of business on that date will be entitled to notice of, and to vote at, the 2015 Annual Meeting. As of the record date, 6,244,010 shares of our Class A common stock and 52,594,343 shares of our common stock were outstanding. Each share of our common stock is entitled to one vote and each share of our Class A common stock is entitled to ten votes for each director nominee and each other matter to be acted upon at the 2015 Annual Meeting. The total number of possible votes for each director nominee, and for each other matter to be acted upon, is 115,034,443.

Shareholders of record may vote:

•	via the internet at http://www.proxyvote.com and following the instructions on the Notice or the proxy card;

•	by telephone at 1-800-690-6903 as directed on the proxy card;

•	by completing and mailing the proxy card; or

•	by attending the 2015 Annual Meeting and voting in person.

Instructions for voting are included on the proxy card.

You may revoke your proxy and change your vote by:

•	signing and properly submitting another proxy with a later date that is received before the polls close at the 2015 Annual Meeting;

•	voting by telephone or the internet on or before 11:59 p.m., Eastern time, on May 26, 2015;

•	giving written notice of the revocation of your proxy to the Company’s Corporate Secretary, prior to the 2015 Annual Meeting; or

•	voting in person at the 2015 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting

The following information can be found at http://www.proxyvote.com:

•	Notice of Annual Meeting;

•	Proxy Statement;

•	2014 Annual Report on Form 10-K; and

•	Form of Proxy Card.

Quorum

A quorum is necessary to hold a valid 2015 Annual Meeting. A number of votes greater than a majority of possible votes, or 57,517,223 votes (including abstentions and broker non-votes (described below)), represented in person or by proxy will constitute a quorum. Votes cast by proxy or in person at the 2015 Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will count such votes to determine whether a quorum is present for the transaction of business.

If a quorum is not present at the scheduled time of the 2015 Annual Meeting, the chairman of the meeting may adjourn or postpone the 2015 Annual Meeting until a quorum is present. The time and place of the adjourned or postponed 2015 Annual Meeting will be announced at the time the adjournment is taken, and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the 2015 Annual Meeting.

Shares Held by a Bank, Broker or Other Nominee and Broker Non-Votes

If you are the beneficial owner of shares of our common stock or Class A common stock held in “street name” by a bank, broker or other nominee, such other party is the record holder of the shares and is required to vote those shares in accordance with your instructions. If you do not give instructions to the record holder, that party will be prohibited from voting your shares on any matter other than with respect to the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2015. If you do not provide instructions to the record holder, your shares will be treated as “broker non-votes” with respect to all other proposals voted on at the meeting. Additionally, the record holder may elect not to vote your shares with respect to the ratification of our independent registered public accounting firm, in which case your shares would also be treated as “broker non-votes” with respect to that proposal. All “broker non-votes” will be included for purposes of calculating the presence of a quorum, but otherwise will be treated as shares not voted on a proposal.

Required Vote

With respect to Proposal 1 regarding the election of the director nominees, a majority of the votes cast is not required for election; instead, each director nominee will be elected by a plurality of the votes cast in person or by proxy at the 2015 Annual Meeting, which means that the eight nominees receiving the most votes will be elected. Votes withheld from any nominee will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of the election of directors.

With respect to Proposal 2, the ratification of the appointment of McGladrey LLP as Gray’s independent registered public accounting firm for 2015 requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2015 Annual Meeting. Under New York Stock Exchange (“NYSE”) rules, if your shares are held in “street name,” the record holder is permitted, but is not required, to vote your shares with respect to the ratification of the appointment of McGladrey LLP as Gray’s independent registered public accounting firm for 2015 even if the record holder does not receive voting instructions from you. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal.

With respect to any other matter that may properly come before the 2015 Annual Meeting for shareholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the 2015 Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Georgia, federal law, Gray’s Articles of Incorporation or Gray’s Bylaws, or, to the extent permitted by the laws of Georgia, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.

Board Recommendation

The Board recommends that you vote:

•	“FOR” the election of the eight nominees to the Board to hold office until the 2016 Annual Meeting or until their successors are duly elected and qualified; and

•	“FOR” the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Unexecuted or Unclear Proxies

If you properly execute and return your proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the 2015 Annual Meeting, or if your voting instructions are unclear, your shares will be voted in accordance with the recommendation of the Board as to all such matters.

Specifically, your shares will be voted FOR the election of all director nominees and FOR the ratification of the appointment of McGladrey LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015, as well as in the discretion of the persons named as proxies on all other matters that may properly come before the 2015 Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

At the 2015 Annual Meeting, eight directors are to be elected to hold office until our next annual meeting of shareholders and until their successors have been duly elected and qualified. In case any nominee listed in the table below should be unavailable for any reason, which our management has no reason to anticipate, your proxy will be voted for any substitute nominee or nominees who may be selected by the Nominating and Corporate Governance Committee prior to or at the 2015 Annual Meeting. Alternatively, if no substitute is selected by the Nominating and Corporate Governance Committee prior to or at the 2015 Annual Meeting, the Board may determine to reduce the membership of the Board to the number of nominees available for election. Pursuant to our Bylaws and resolutions of the Board, the size of the Board is currently set at eight directors.

Set forth below is information concerning each of the nominees as of April 1, 2015:

Name	Director Since	Age	Position
Hilton H. Howell, Jr.	1993	53	Director, Vice Chairman, President and Chief Executive Officer
William E. Mayher, III	1990	76	Chairman of the Board of Directors
Richard L. Boger	1991	68	Director
T. L. Elder	2003	76	Director
Robin R. Howell	2012	50	Director
Howell W. Newton	1991	68	Director
Hugh E. Norton	1987	82	Director
Harriett J. Robinson	1997	84	Director

Hilton H. Howell, Jr. has been our Chief Executive Officer since August 2008, has also served as our President since June 2013 and Vice Chairman since September 2002 and has been a director since 1993. He previously served as our Executive Vice President from September 2002 to August 2008. He is a member of the Executive Committee of our Board. He has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995, and as Chairman of that company since February 2009. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company since 1991. Mr. Howell also serves as a director of Atlantic American Corporation and of each of its subsidiaries, American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company, as well as a director of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company. He is the son-in-law of Mrs. Harriett J. Robinson, a member of our Board, as well as the husband of Mrs. Robin R. Howell, a member of our Board. In addition to his current role as Gray’s Chief Executive Officer, Mr. Howell brings to the Board experience from current and past leadership positions as an executive and his service on numerous boards. Mr. Howell also has practiced as an attorney in a variety of roles, and his experience in that discipline adds a legal perspective to the decisions facing the Board.

William E. Mayher, III has served as Chairman of our Board since August 1993, and is the Chairman of the Executive Committee and a member of each of the Audit Committee and the Nominating and Corporate Governance Committee of our Board. Dr. Mayher was a neurosurgeon in Albany, Georgia from 1970 to 1998. Dr. Mayher is the Past Chairman of the Medical College of Georgia Foundation Board and served as Chairman of Blue Cross Blue Shield of Georgia and as a member of the Board of Directors of the American Association of Neurological Surgeons. He also serves as Chairman of the Albany Regional Airport Commission. Dr. Mayher is a former member of the Georgia Aviation Hall of Fame Board, and he is also a Senior FAA Aviation Medical Examiner. Dr. Mayher has been an active member of our Board for over 20 years, and his tenure provides stability and a familiarity with our operations. As evidence of the breadth of his knowledge, he currently serves on all of the Board’s committees as a source of continued and reliable leadership.

Richard L. Boger is the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee and is also a member of the Audit Committee of Gray’s Board. Mr. Boger has been President and Chief Executive Officer of Lex-Tek International, Inc., a financial services consulting company, since February 2002. He has also served, since July 2003, as business manager for Owen Holdings, LLLP; since July 2004, as General Partner of Shawnee Meadow Holdings, LLLP; and since March 2006, as business manager for Heathland Holdings, LLLP, each of which is an investment holding company. He also serves as a member of the Board of Trustees of Corner Cap Group of Funds, a series mutual fund. Mr. Boger brings to the Board extensive managerial and entrepreneurial experience from his position as the Chief Executive Officer of a specialized financial services consulting company, his having founded and sold two commercial insurance services companies, and his present service as a partner and business manager in three investment companies. His perspective from serving in several industries outside our own, including on the boards of a mutual fund and several nonprofit organizations, provides the Board with an informed resource for a wide range of disciplines and adds a diverse voice to its deliberations.

T.L. (Gene) Elder is a member of the Audit Committee of our Board. From 1994 to 2004, Mr. Elder was a partner of Tatum, LLC, a national firm of career chief financial officers which was acquired by Spherion Staffing Services in March 2010, and served as a Senior Partner of that firm from 2004 until his retirement from that position in May 2009. Mr. Elder, through his background as a former Chief Financial Officer, provides the Board and the Audit Committee with significant financial and accounting expertise.

Robin R. Howell has served as Vice President and a director of both Delta Life Insurance Company and Delta Fire & Casualty Company since 1992. She formerly served as Chairman of the Board of Farmer’s and Merchant’s Bank and as a member of the Board of Directors of Premier Bancshares Inc. She received a BA in Economics from the University of Virginia and a Masters of Business Administration from the University of Texas at Austin, and she has had a number of management and oversight roles in various businesses in which her family has maintained ownership interests since that time. Mrs. Howell is also a member of the board of directors of Atlantic American Corporation. Mrs. Howell is the daughter of Mrs. Robinson and the wife of Mr. Howell. Mrs. Howell is active in the community, serving on the Board of Directors and Executive Committee of the High Museum of Art, the Board of Directors of the Forward Arts Foundation, and as a member of the Junior League of Atlanta. Mrs. Howell’s experience in board matters, and involvement at the executive level in various businesses is invaluable to the Board, and her numerous civic, social and academic associations provide valuable insight to the Company and elevate the Company’s profile in the community.

Howell W. Newton is Chairman of the Audit Committee and a member of the Executive Committee of our Board. Since 1978, Mr. Newton has been President and Treasurer of Trio Manufacturing Co., a real estate and investment company. Mr. Newton’s many years of executive service with a financial services company provides the Board with considerable financial expertise. His tenure on our Board provides consistent leadership, and his familiarity with Gray’s operations serves as an ongoing resource for issues facing a large, public company.

Hugh E. Norton is a member of each of the Compensation Committee and the Nominating and Governance Committee of our Board. Mr. Norton has been a real estate developer in Destin, Florida, and also served as President of Norco Holdings, Inc., an insurance agency, beginning in 1973. Prior to that, he was Regional Manager of Security Insurance Group where he served for 15 years. Mr. Norton brings to the Board a wealth of business experience based on his many years of service as an executive, as well as a unique perspective based on the regulatory and local government issues he faces as a developer. As the director with the longest tenure on our Board, he also serves as an ongoing source for industry-specific knowledge.

Harriett J. Robinson has been a director of Atlantic American Corporation since 1989. Mrs. Robinson has also been a director of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1967. Mrs. Robinson is the mother of Mrs. Robin R. Howell, a member of the Board, and the mother-in-law of Mr. Hilton H. Howell, Jr., our President and Chief Executive Officer and a member of our Board. Mrs. Robinson’s active service on our Board and on the boards of several other companies for a number of years provides capable leadership and a familiarity with the operational issues facing organizations in today’s business climate. She lends a diverse voice to the Board’s deliberations, including by virtue of the fact that she is the largest shareholder of the Company, bringing a unique perspective on issues of importance to shareholders, and her civic involvement and philanthropic activities also provide a critical link to the community.

The Board of Directors recommends a vote FOR each of the director nominees.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

Gray’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed McGladrey LLP as Gray’s independent registered public accounting firm to audit our financial statements and our internal control over financial reporting for the year ending December 31, 2015. McGladrey LLP has served as Gray’s independent registered public accounting firm since 2006 and is considered by management to be well-qualified.

Shareholder ratification of the selection of McGladrey LLP as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. Should the shareholders not ratify the selection of McGladrey LLP as Gray’s independent registered public accounting firm for 2015 under this proposal, it is contemplated that the appointment of McGladrey LLP for the 2015 fiscal year will nevertheless be permitted to stand unless the Audit Committee, on reconsideration, finds other compelling reasons for making a change.

Representatives of McGladrey LLP are expected to be present at the 2015 Annual Meeting and, if present, will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

Fees

The fees billed by McGladrey LLP for 2014 and 2013 were as follows:

	2014 ($)	2013 ($)
Audit fees(1)	1,017,555	845,000
Audit-related fees(2)	107,109	110,350
Tax fees	—	—
All other fees(3)	—	84,000

Total	1,124,664	1,039,350

(1)	Audit fees include fees and expenses for the audit of the Company’s financial statements and internal control over financial reporting and fees for quarterly reviews of our reports on Form 10-Q.
(2)	Audit related fees were fees and expenses for audits of our employee benefit plans.
(3)	All other fees were for services provided in connection with various financing activities.

All audit related services, tax services and other non-audit services provided to the Company by McGladrey must be, and all such services and the expenses related to such services in 2014 and 2013 were, pre-approved by the Audit Committee, which also concluded that the provision of such services was compatible with the maintenance of McGladrey LLP’s independence in the conduct of its auditing functions.

In accordance with its written charter, the Audit Committee reviews and discusses with McGladrey LLP, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm.

The Board of Directors recommends a vote FOR the ratification of the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for 2015.

CORPORATE GOVERNANCE

We are in compliance with all applicable NYSE corporate governance rules. We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. If any waiver of this Code of Ethics is granted, the waiver will be disclosed in an SEC filing on Form 8-K. Our Code of Ethics and the written charters of our Audit Committee, our Nominating and Corporate Governance Committee and our Compensation Committee, as well as our Corporate Governance Principles, are available on our website at www.gray.tv in the About Us section under the heading Governance, subheading Governance Documents. All such information is also available in print to any shareholder upon request by telephone at (404) 266-8333.

After considering all applicable regulatory requirements and assessing the materiality of each director’s relationship with us, our Board has affirmatively determined that the following directors are independent in accordance with Sections 303A.02(a) and (b) of the NYSE listing standards and the standards set forth in the Internal Revenue Code of 1986 (the “IRC”) and the Securities Exchange Act of 1934 (the “Exchange Act”): Dr. Mayher and Messrs. Boger, Elder, Newton and Norton. In making its independence determinations, the Board considered the following relationships between the Company and its directors, entities associated with directors, or members of their immediate families:

•	Mr. Howell’s status as an executive officer and his family relationships with Mrs. Howell and Mrs. Robinson; and

•	Mrs. Howell’s and Mrs. Robinson’s family relationships with each other and Mr. Howell.

Gray encourages interested parties to communicate with its Board. Any interested party who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to our Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, which communications will be forwarded to the Board by the Company’s Corporate Secretary. Any communication should indicate that you are an interested party and clearly specify that such communication is intended to be made to the entire Board or to one or more particular directors.

The Board does not have a formal policy with respect to attendance at annual meetings of shareholders, but the Board has historically held a regularly scheduled meeting in connection with each annual meeting of the shareholders, and directors are expected to attend. All members of our Board attended the 2014 Annual Meeting of Shareholders in person.

In accordance with Section 303A.03 of the NYSE listing standards, the independent non-management directors met in executive session four times during 2014. Dr. Mayher, as the Chairman of the Board, presides over the executive sessions. Consistent with our belief that our leadership structure should reflect the best interests of the Company and our shareholders, we have not adopted a written policy with regard to whether or not the positions of Chief Executive Officer and Chairman of the Board should be held by separate individuals. Rather, we believe that the Board should remain free to determine the Company’s oversight and leadership structure from time to time based upon the availability of qualified and competent candidates. Currently, Mr. Howell serves in the role of Chief Executive Officer, while Dr. Mayher, who is an independent director, serves as Chairman of the Board. We believe the resulting structure is appropriate for Gray at this time because it allows us to make the best use of the capabilities of these individuals in their respective roles while indicating to our shareholders that we also value the perspective of independent leadership on our Board. With respect to potential transactions with related parties required to be disclosed pursuant to Item 404(a) of Regulation S-K, the Audit Committee charter provides that the Audit Committee must review and approve such transactions in advance after full disclosure of the nature and extent of the related party’s interest in any such transaction. See Certain Relationships and Related Party Transactions for a description of such related party transactions since the beginning of 2014 or that are currently proposed.

Management of the Company is responsible for the Company’s day-to-day risk management, and the Board serves in an oversight role, including with respect to risk management. The Audit Committee assists the Board in fulfilling this risk management oversight function. The Audit Committee and management of the Company periodically review the Company’s policies with respect to risk assessment and risk management, including major financial risk exposures and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and the Board consider risk-related matters on an on-going basis in connection with deliberations regarding specific transactions and issues.

Board Committees and Membership

The Board held six meetings during 2014. During 2014, each of the directors attended at least 80% of the meetings of the Board and meetings of all committees of the Board on which such director served, during the period that he or she served.

Our Board has the following committees: the Audit Committee, the Executive Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Executive Committee is authorized between meetings of the Board, to manage and direct our affairs, except as otherwise provided by law or as otherwise directed by the Board. All actions by the Executive Committee are subject to revision and alteration by the Board, provided that no rights of third parties shall be affected by any such revision or alteration. The members of the Executive Committee are Dr. Mayher (as Chairman) and Messrs. Howell and Newton.

The purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent auditor. The Audit Committee held four meetings during 2014. The members of the Audit Committee are Messrs. Boger, Elder and Newton (as Chairman) and Dr. Mayher. The Board has affirmatively determined that Mr. Elder is an “audit committee financial expert” as that term is defined under applicable SEC rules. The identification of Mr. Elder as an audit committee financial expert does not impose on him any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on the other members of the Audit Committee. The Board has determined that all members of the Audit Committee are independent in accordance with NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee is set forth in this proxy statement under the heading Report of Audit Committee.

The purpose of the Compensation Committee is to carry out the overall responsibility of the Board relating to executive officer compensation. In carrying out this purpose, the Compensation Committee has the responsibility to, among other things, establish and review the overall compensation philosophy of the Company; review and approve our goals and objectives relevant to the CEO’s and other executive officers’ compensation; and evaluate the performance of the CEO and other executive officers in light of established goals and objectives and, based on such evaluation, determine and approve compensation of the CEO and other executive officers. The Compensation Committee also administers the Company’s various equity incentive plans. The Compensation Committee held five meetings in 2014. The members of the Compensation Committee are Messrs. Boger (as Chairman) and Norton, and Dr. Mayher. The Board has affirmatively determined that all members of the Compensation Committee are independent, in accordance with NYSE, SEC and IRC rules governing independence. The report of the Compensation Committee is set forth in this proxy statement under the heading Report of Compensation Committee.

The purpose of the Nominating and Corporate Governance Committee is to assist the Board in fulfilling its responsibilities to shareholders by identifying individuals qualified to become our directors, recommending candidates to the Board for all directorships, developing and recommending to the Board an applicable set of corporate governance principles, and overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee held one meeting in 2014. The members of the Nominating and Corporate Governance Committee are Messrs. Boger (as Chairman) and Norton, and Dr. Mayher. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent in accordance with NYSE and SEC rules governing nominating committee independence. In recommending candidates to the Board for nomination as directors, the Nominating and Corporate Governance Committee strives to identify individuals who bring a unique perspective to Gray’s leadership and contribute to the overall diversity of our Board. Although the Nominating and Corporate Governance Committee has not adopted a specific written diversity policy for nominations, we believe that a diversity of experience, gender, race, ethnicity and age contributes to effective governance for the benefit of our shareholders. In practice, the Nominating and Corporate Governance Committee considers such characteristics together with the other qualities considered necessary by the Nominating and Corporate Governance Committee, such as requisite judgment, skill, integrity and experience. The Nominating and Corporate Governance Committee does not assign a particular weight to these individual factors. Rather, the Nominating and Corporate Governance Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board. Historically, we have not used a recruiting firm to assist with this process.

The Nominating and Corporate Governance Committee will consider recommendations for director nominees submitted by shareholders. The Nominating and Corporate Governance Committee’s evaluation of candidates recommended by our shareholders does not differ materially from its evaluation of candidates recommended from other sources. Shareholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to our Corporate Secretary, giving the candidate’s name, biographical data, qualifications and all other information that is required to be disclosed under the applicable rules and regulations of the SEC. The foregoing information should be forwarded to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and our common stock as of March 19, 2015 by (i) any person who is known to us to be the beneficial owner of more than five percent of our Class A common stock or our common stock, (ii) each director and director nominee, (iii) each current executive officer named in the summary compensation table below and (iv) all directors and current executive officers as a group. For purposes of this table, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been furnished by the respective persons listed in the following table. The percentages of each class are based on 6,244,010 shares of Class A common stock and 52,594,343 shares of common stock outstanding as of March 19, 2015. Shares underlying outstanding stock options exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

	Class A Common Stock Beneficially Owned (GTN.A)		Common Stock Beneficially Owned (GTN)		Combined Voting Power of Common Stock and Class A Common Stock
Name	Shares	Percent	Shares	Percent	Percent
Richard L. Boger(1)	14,332	*	46,470	*	*
T. L. Elder(1)	14,441	*	24,698	*	*
Hilton H. Howell, Jr.(2)	1,471,867	23.6%	1,536,285	2.9%	14.1%
Robin R. Howell(3)	1,471,867	23.6%	1,536,285	2.9%	14.1%
William E. Mayher, III(1)	27,796	*	177,149	*	*
Howell W. Newton(1)	12,441	*	49,998	*	*
Hugh E. Norton(1)	26,300	*	74,891	*	*
Harriett J. Robinson(4)	4,666,131	74.7%	1,635,486	3.1%	42.0%
James C. Ryan(5)	—	*	228,780	*	*
Kevin P. Latek(6)	73,798	1.2%	191,658	*	*
Atlantic American Corporation(7)	880,272	14.1%	106,000	*	7.7%
FMR LLC(8)	—	*	7,485,397	14.2%	6.5%
Dimensional Fund Advisors LP(9)	—	*	4,407,814	8.4%	3.8%
Silver Point Capital, L.P.(10)	—	*	3,098,300	5.9%	2.7%
Contrarius Investment Management Limited(11)	—	*	2,942,478	5.6%	2.6%
BlackRock, Inc.(12)	—	*	2,896,537	5.5%	2.5%
Glenhill Advisors, LLC(13)	—	*	2,814,588	5.4%	2.4%
All directors and executive officers as a group (10 persons)(14)	5,308,106	85.0%	3,132,915	5.9%	48.8%

*	Less than 1%.
(1)	Includes 8,313 restricted shares of Class A common stock as to which the respective individual has voting, but not dispositive, power.
(2)

Includes: (a) 71,516 shares of Class A common stock (including the 8,313 shares of restricted Class A common stock included in note 3 below) and 24,955 shares of common stock owned by Mr. Howell’s wife or children directly, as to which shares he disclaims beneficial ownership; (b) 999,000 shares of Class A common stock and 832,500 shares of common stock held in trusts for the benefit of his children, as to which shares he disclaims beneficial ownership; and (c) 6,841 shares of common stock held through his 401(k)

plan. Also includes options to purchase 114,798 shares of common stock, which are currently exercisable or will become exercisable within 60 days, and 242,704 restricted shares of Class A common stock and 36,682 restricted shares of common stock, as to which Mr. Howell has voting, but not dispositive, power.
(3)	Includes: (a) an aggregate of 401,351 shares of Class A common stock and 564,032 shares of common stock owned directly by Mrs. Howell’s husband or held through his 401(k) plan (including the 242,704 restricted shares of Class A common stock and 36,682 restricted shares of common stock included in note 2 above); (b) options to purchase 114,798 shares of common stock held Mrs. Howell’s husband, which are currently exercisable or will become exercisable within 60 days; (c) 500 shares of Class A common stock owned by her children; and (d) 999,000 shares of Class A common stock and 832,500 shares of common stock held in trusts for the benefit of her children. Mrs. Howell disclaims beneficial ownership of all such securities. Also includes 8,313 restricted shares of Class A common stock as to which Mrs. Howell has voting, but not dispositive, power. In addition, excludes shares beneficially held by Mrs. Robinson as trustee for the benefit of Mrs. Howell, as to which Mrs. Howell has no voting or dispositive power.
(4)	Includes an aggregate of 2,188,180 shares of Class A common stock and 942,250 shares of the common stock held by various trusts for the benefit of Mrs. Robinson’s daughters or grandchildren, with respect to which Mrs. Robinson serves as trustee. Mrs. Robinson disclaims beneficial ownership of all such securities. Also includes an aggregate of 1,540,115 shares of Class A common stock and 251,000 shares of common stock owned by certain entities controlled by Mrs. Robinson. In addition, includes 8,313 restricted shares of Class A common stock as to which Mrs. Robinson has voting, but not dispositive, power. The address for Mrs. Robinson is 4370 Peachtree Road N.E., Atlanta, Georgia 30310.
(5)	Includes: (a) 7,117 shares of common stock held through his 401(k) plan; (b) options to purchase 43,050 shares of common stock, which are currently exercisable or will become exercisable within 60 days; and (c) 96,836 restricted shares of common stock as to which Mr. Ryan has voting, but not dispositive, power.
(6)	Includes: (a) options to purchase 48,216 shares of common stock, which are currently exercisable or will become exercisable within 60 days; and (b) 73,798 restricted shares of Class A common stock and 51,171 restricted shares of common stock as to which Mr. Latek has voting, but not dispositive, power.
(7)	This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on August 12, 2013 by Atlantic American Corporation and other information provided to Gray. The address of Atlantic American Corporation is 4370 Peachtree Road, NE, Atlanta, Georgia 30319.
(8)	This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC and also by Edward C. Johnson 3d and various entities which he directly or indirectly controls. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(9)	This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP. The address of Dimensional Fund Advisors L.P. is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(10)	This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on February 17, 2015 by Silver Point Capital, L.P. and also by Edward A. Mule and Robert J. O’Shea. The address of Silver Point Capital, L.P. and such individuals is Two Greenwich Plaza, Greenwich, Connecticut 06830.
(11)	This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on February 5, 2015 by Contrarius Investment Management Limited and Contrarius Investment Management (Bermuda) Limited. The address of Contrarius Investment Management Limited is 2 Bond Street, St. Helier, Jersey JE2 3NP, Channel Islands and the address of Contrarius Investment Management (Bermuda) Limited is Waterloo House, 100 Pitts Bay Road, Pembroke HM 08 Bermuda.
(12)	This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 2, 2015 by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.
(13)	This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on February 17, 2015 by Glenhill Advisors, LLC and also by Glenn J. Krevlin and various entities which he directly or indirectly controls. The address of Glenhill Advisors, LLC is 600 Fifth Avenue, 11th Floor, New York, New York 10020.
(14)	Includes: (a) options to purchase 206,064 shares of common stock, which are currently exercisable or will become exercisable within 60 days and (b) 374,693 restricted shares of Class A common stock and 184,689 restricted shares of common stock, as to which the directors and executive officers have voting, but not dispositive, power.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

The Compensation Committee of the Board maintains responsibility for establishing, reviewing and implementing the overall executive compensation philosophy of the Company. The Compensation Committee also administers our executive compensation programs by developing and evaluating director and officer compensation plans, policies and arrangements, approving the compensation of each of our executive officers and other senior management personnel, and establishing the compensation of our Board. The Compensation Committee consists of three members of our Board, Messrs. Boger (as Chairman) and Norton, and Dr. Mayher. The Board has affirmatively determined that all members of the Compensation Committee are independent in accordance with applicable NYSE, SEC and IRC rules governing independence.

Named Executive Officers

The following discussion of executive compensation is focused primarily on the Company’s compensation philosophy, policies and programs as they relate to, and amounts paid or payable to, our executive officers in 2014, consisting of the following individuals, who are sometimes referred to as our “named executive officers” or the “NEOs”:

Name	Executive Officer Since	Age	Position
Hilton H. Howell, Jr.	2000	53	Vice Chairman, President and Chief Executive Officer
James C. Ryan	1998	54	Senior Vice President and Chief Financial Officer
Kevin P. Latek	2012	44	Senior Vice President, Business Affairs and Secretary

Overview of 2014 Performance and Compensation

In 2014, working with its compensation consultant, the Compensation Committee continued to execute on recent enhancements to our executive compensation programs, including:

•	striving to ensure an appropriate benchmarking of compensation for each executive’s role to market data for similar roles within the Company’s peer group, described below;

•	establishing goals under the Company’s annual non-equity incentive compensation program based on achievement of quantifiable financial objectives established in the first quarter of each fiscal year; and

•	applying appropriately updated methodologies and market data in making equity incentive compensation decisions, all as described below.

Actual compensation paid in and for 2014 reflected Gray’s significant operating and non-operating achievements during the year, including, but not limited to the following, which the Committee believes resulted from the significant efforts of management and were instrumental in helping to build long-term value for the Company’s shareholders:

•	achieving record annual revenue, which exceeded $500.0 million for the first time, and broadcast cash flow, which exceeded $200.0 million;

•	repaying a significant amount of debt and reducing our total leverage ratio to 6.0 times, calculated on a trailing eight quarter basis under the terms of Gray’s senior credit facility as of December 31, 2014;

•	completing ten acquisitions between October 31, 2013 and December 31, 2014, in which Gray acquired and integrated the operations of 23 television stations;

•	successfully renewing and extending nearly all network affiliation agreements with ABC, CBS, NBC, FOX and CW;

•	successfully terminating all existing shared services agreements, local marketing agreements and variable interest entity arrangements while preserving for Gray all of the economic benefits previously provided under such arrangements; and

•	negotiating new retransmission consent agreements on favorable terms with over 250 multichannel video programming distributors whose prior contracts expired on December 31, 2014.

Gray believes that these achievements reflect management’s successful execution of the Company’s ongoing transformative growth strategy.

As a result of Gray’s performance and achievements in 2014, and as further described under “—Annual Incentive Compensation Program” below, annual and long-term plan-based incentive awards for the year were paid at slightly above target opportunity levels, based upon the market competitive award structure established for 2014 by the Compensation Committee. In addition, in January 2015, the Company’s executive officers were awarded one-time, performance-based cash and equity bonuses in recognition of their extraordinary efforts during 2014 in connection with the achievements described above and their efforts in successfully developing, pursuing and completing various strategic initiatives.

The table below shows the percentage allocation among the principal elements of total compensation paid to the NEOs in and for 2014 performance (including the one-time, discretionary cash bonuses and the fair value of the equity bonuses, each awarded in 2015 and related to 2014 performance described above). Amounts in the following table do not correspond with amounts in the Summary Compensation Table which follows due to: (i) the inclusion in the table below of the fair value of the bonus equity award granted in 2015 for 2014 performance and results, which amount is excluded from the Summary Compensation Table because it is required to be included in that table in the year it is actually awarded; and (ii) the exclusion from the table below of certain limited perquisites and other benefits paid in 2014 to the NEOs, as described below, but which did not comprise a material portion of 2014 total compensation:

	Allocation Among Principal Elements of Total Compensation Paid in and for 2014
Name	Base Salary (%)	Cash Bonus (%)	Non-Equity Incentive Plan Compensation (%)	Equity Incentive Plan Compensation (%)
Hilton H. Howell, Jr.	20.3	15.5	15.3	45.2
James C. Ryan	26.8	10.7	10.1	45.4
Kevin P. Latek	27.2	12.4	11.3	47.1

Philosophy and Elements of Compensation Program

The goals of our executive compensation program are to attract, retain, motivate and reward our executive officers. We believe that the most appropriate executive compensation program is one that is competitive, yet conservatively designed, and that aligns long-term compensation with the creation of shareholder value.

The overall compensation program for our executive officers is designed to provide the Compensation Committee with the flexibility to offer a combination of cash (fixed and incentive-based) and equity-based compensation opportunities in order to retain, motivate and reward our executive officers, as well as to align their interests with those of our shareholders.

To accomplish these goals, the Compensation Committee strives to achieve an appropriate level and combination of different forms of compensation in order to (1) motivate the executive officers to deliver superior performance in the short-term by providing competitive base salaries, annual incentive opportunities and cash or other bonus opportunities based upon specific achievements, (2) further align the interests of the executive officers with the long-term interests of our shareholders through the grant of equity-based compensation that offers market-competitive, long-term compensation opportunities, with the potential for above-market compensation in extraordinary circumstances, (3) provide upside and downside risk aligned with other shareholders via meaningful executive stock ownership (through grants of restricted stock), (4) provide an overall compensation package that promotes executive retention and is aligned with the defined target market position; and (5) in exceptional circumstances, reward extraordinary performance with additional one-time awards.

Each year, our executive officers are eligible for a base salary increase, annual cash incentive awards and long-term, equity-based incentive award opportunities. Base salaries and incentive compensation award opportunities are typically based on the Compensation Committee’s evaluation of market data and historical and targeted Company and individual performance. Actual incentive awards paid are generally dependent upon the level of achievement as compared to certain pre-established goals. Executive officers also receive limited perquisites that the Compensation Committee considers appropriate for the markets in which we operate and to enable us to attract and retain executive talent. The Compensation Committee also retains the ability to reward extraordinary financial or non-financial personal or corporate performance through the payment of discretionary cash or equity-based bonus awards in any year. Consistent with 2013, the executive compensation program for 2014 primarily consisted of the following elements:

•	base salary;

•	an annual incentive compensation opportunity;

•	a long-term incentive compensation opportunity; and

•	limited perquisites and other benefits.

For 2014, the Compensation Committee sought to set compensation levels at a market position of market median, or 50th percentile, for target performance. The Committee also sought to provide an opportunity for total compensation to be between or moderately above the 50th and 75th percentiles, as warranted based on Gray’s performance as determined through achieving or exceeding certain approved performance goals.

Base salaries for our executives are established or adjusted from time to time based on the size and complexity of the Company, the scope of each individual executive’s role, the knowledge and experience of the individual executive, and the competitiveness of the executive’s total compensation as compared to a peer group of comparable companies and other market data.

With respect to the granting of non-equity incentive compensation opportunities, the Compensation Committee establishes annual metrics and opportunity levels based solely on quantitative goals, which policy is designed to provide additional focus and certainty for management in striving to achieve pre-established goals. Qualitative individual performance goals generally are not established or used to determine non-equity incentive plan compensation that might be awarded, absent extraordinary circumstances.

The decision to grant equity-based long-term incentive awards, on an annual basis or otherwise, is generally discretionary in nature. In undertaking this decision-making process, the Compensation Committee is free to consider a number of factors, including the following, or any others deemed appropriate by the Compensation Committee:

•	the amount and value of recent equity-based awards, determined by reference to value at either the grant date or other relevant date;

•	recent historical Company performance, determined by reference to stock price or other appropriate financial metric;

•	expected short and longer-term Company performance in light of internal budgets or forecasts, or other appropriate data; and

•	the overall competitiveness of current compensation levels when considered against an appropriate peer group, as described below.

In the event equity-based long-term incentive awards are granted, it has been the historical practice that award levels are also established at the Compensation Committee’s discretion, as opposed to being made with a formulaic approach such as is used to provide annual non-equity incentive compensation opportunities.

As described above, the Compensation Committee also believes it is appropriate to retain discretionary authority to make cash or equity-based bonus awards in recognition of intervening events or extraordinary performance from time to time.

Compensation Framework: Risk Considerations, Policies, and Process.

Risk Considerations

The Compensation Committee periodically reviews the Company’s compensation philosophy, policies and practices to ensure that such philosophy, policies and practices are appropriately structured for the Company and its business objectives and discourage executives from taking excessive risk. In developing Gray’s philosophy, and implementing the policies and practices, the Compensation Committee has attempted to mitigate the possibility that excessive short-term risks are being taken at the expense of long-term value. These mitigation strategies include: (1) the annual review and approval of certain financial performance objectives by the Compensation Committee; (2) the use of multiple performance objectives, thus mitigating too heavy a focus on any one in particular; and (3) time-based vesting of equity-based awards to motivate NEOs to focus on providing consistent results over the longer term. In conducting its review of Gray’s compensation philosophy, policies and practices, including its business operations, the Compensation Committee has determined that any risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company.

Role and Independence of the Compensation Consultant

For 2014, the Compensation Committee again engaged Grant Thornton LLP, an internationally recognized public accounting and consulting firm, as its compensation consultant to advise the Compensation Committee with respect to the implementation of Gray’s compensation philosophy, policies and practices. The Compensation Committee directly hires and has the sole authority to terminate the compensation consultant and to determine the terms and conditions of their engagement. The compensation consultant reports directly to the Compensation Committee.

The Compensation Committee takes steps to monitor and manage the independence of its compensation consultant and annually reviews the role of the compensation consultant. As a result of the policies and procedures in place with respect to the compensation consultant, the Compensation Committee believes that the compensation consultant is able to provide candid, direct and objective advice to the Compensation Committee that is not influenced by management or any other services provided to Gray by Grant Thornton LLP. As a result, the Compensation Committee believes that Grant Thornton LLP is fully independent for purposes of serving as the Compensation Committee’s compensation consultant.

Notwithstanding the foregoing, however, as described above, Grant Thornton LLP is a full service public accounting and consulting firm, and with the full knowledge of the Compensation Committee, the Audit Committee has from time to time, including in 2014, engaged a unit of Grant Thornton LLP, which is separate and distinct from the unit providing compensation consulting services to the Compensation Committee, to provide certain internal audit advisory services to the Company. Management and the Audit Committee of the Company believe that the unit of Grant Thornton LLP that provides these internal audit services is exceptionally qualified to provide such services.

Neither the primary compensation advisor nor any member of the compensation consulting advisory team participates in any of those other services provided to Gray. Grant Thornton LLP provides the Compensation Committee with an annual update on its services and related fees, and the Compensation Committee determines whether the compensation consulting services can be performed objectively and free from the influence of management. The Compensation Committee has determined that the provision of these separate services did not result in a conflict of interest, or otherwise impair the independence, of Grant Thornton LLP to provide compensation consulting services to the Compensation Committee.

Role of Executive Officers

Mr. Howell, the Company’s President and Chief Executive Officer, from time to time participates in meetings of the Compensation Committee in his role as Chief Executive Officer to provide information to the Compensation Committee and answer questions related to management and the performance of Gray, or any specific business or individual, but he is not present when the Compensation Committee goes into executive session to make executive officer compensation decisions.

Consideration of Say-On-Pay Vote and Related Matters

The Dodd-Frank Act provides Gray’s shareholders with the right to vote to approve, on an advisory, non-binding basis, the compensation of Gray’s NEOs at specified intervals. At Gray’s 2011 annual meeting of shareholders, the shareholders approved a proposal providing that the shareholders would vote on such compensation every three years. Gray’s shareholders most recently voted on this matter at Gray’s 2014 annual meeting of shareholders. As a result, the next scheduled vote to approve, on an advisory, non-binding basis, the compensation paid to Gray’s NEOs will be at Gray’s 2017 annual meeting of shareholders.

At our 2014 annual meeting of shareholders, over 98% of the votes cast on our advisory say-on-pay proposal were voted to approve the compensation paid to our NEOs. The Compensation Committee believes that this shareholder vote strongly endorses the compensation philosophy, policies and practices of the Company. After considering the result of that advisory say-on-pay vote on our executive compensation, the Compensation Committee did not believe it was necessary to undertake any material changes in the Company’s executive compensation philosophy or programs. In addition to consideration given to the results of any say-on-pay vote, the Compensation Committee considers any appropriate direct or indirect input from shareholders and other stakeholders, and more general developments in executive compensation principles, in the development and implementation of the Company’s executive compensation philosophy and programs.

Compensation Deduction Limitations

Section 162(m) of the IRC generally sets a limit of $1.0 million on the amount of compensation to each of the executive officers that we may deduct for federal income tax purposes in any given year. However, certain “performance-based” compensation paid in a manner that complies with the requirements of Section 162(m) of the IRC is not included in the calculation of the $1.0 million cap. Historically, tax deductibility of executive officer compensation has not been a primary objective because of the availability of net operating losses on a tax basis and the desire to maximize flexibility in pursuing our incentive and retention objectives. Our executive compensation program historically has not been structured to comply with all the requirements of Section 162(m), but the Compensation Committee periodically reviews such requirements and gives due consideration to the most appropriate ways to structure the executive compensation program to satisfy our compensation goals and meet the Section 162(m) deductibility guidelines. We may from time to time design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal tax deductibility of compensation paid under those plans.

Determining Competitive Practices

The Compensation Committee, with the assistance of Grant Thornton LLP, has established a compensation peer group for purposes of determining competitive compensation for our executive officers. For 2014, the Compensation Committee used the peer group for relevant executive compensation comparisons such as market valuations of similar positions, and benchmarked certain compensation amounts and opportunities for each executive officer to market data for executives performing similar roles at peer group companies. The Compensation Committee believes that the use of peer group benchmarking for executive compensation determination is appropriate and provides data relevant in helping the Committee execute on its philosophy.

Consistent with 2013, the peer group for 2014 comparison and benchmarking purposes was comprised of fourteen other broadcasting companies (television, radio, and companies with a combination of television and radio operations) set out below. As a guideline, companies included generally have revenues ranging from one-half of Gray’s revenue to up to two times Gray’s revenue, with median revenue of the peer group closely aligned with Gray’s revenue, which the Compensation Committee believes helps protect against potential volatility in data that may result from changes in peer group company status. In any year, it is possible that one or more peer group companies may have actual revenues outside of this range.

For purposes of establishing and benchmarking 2014 compensation, the compensation peer group consisted of the following companies: Belo Corp., Crown Media Holdings, Inc., Cumulus Media Inc., Emmis Communications Corporation, Entercom Communications Corp., Entravision Communication, Fisher Communications, Inc., Lin TV Corp., Media General Inc., Nexstar Broadcasting Group, Inc., Radio One Inc., Salem Communications Corp., Sinclair Broadcast Group, Inc. and Spanish Broadcasting System Inc.

Process for Establishing Executive Officer Total Compensation

In reviewing NEO compensation levels for 2014, the Compensation Committee reviewed a competitive market study prepared by Grant Thornton LLP. The study compared Gray’s practices regarding base salary, bonuses, equity awards and cash incentive awards for its NEOs with market practices as reported in the peer group’s most recent proxy data.

Compensation Decisions Made for 2014

Base Salary

The base salary element of our executive compensation program provides each NEO with a fixed amount of annual cash compensation, intended to ensure an appropriate amount of financial certainty. Salaries for the NEOs are generally subject to annual review and adjustment by the Compensation Committee.

Consistent with its practice of making initial compensation decisions for a fiscal year in the first quarter of each year, the Compensation Committee approved our NEOs’ base salaries for 2014 at its meeting in January, 2014. At that time, the Compensation Committee approved 2014 base salary increases for Messrs. Howell, Ryan and Latek.

Prior to 2014, Mr. Howell’s base salary took into consideration the fact that due to the management structure of Gray and certain other commitments of his, he devoted less than his full professional time solely to serving as President and Chief Executive Officer of the Company, but that he has increasingly continued active executive leadership and responsibilities on behalf of the Company. Beginning with Mr. Howell’s compensation for 2014, the Compensation Committee determined that, based upon the expanded scope and responsibilities of Mr. Howell’s position, the additional executive responsibilities that he took over, and the critical role he plays in the strategic and operational leadership for Gray, Mr. Howell should be compensated on a full time basis. The Compensation Committee expects to continue to monitor Mr. Howell’s and the other named executive officers’ base salaries, and make appropriate adjustments commensurate with their respective contributions and responsibilities. Mr. Howell’s, and our other executive officers’, base salaries were increased in 2014 in light of recent historical Company performance, and the recent growth and increasing complexity of the Company, and the increase in executive responsibilities related thereto.

The annual base salaries for each of our NEOs were as follows for 2014:

Name	2014 Base Salary ($)
Hilton H. Howell, Jr.	850,000
James C. Ryan	500,000
Kevin P. Latek	550,000

Annual Incentive Compensation Program

At the Compensation Committee’s regularly scheduled meeting in the first quarter of each year, including in 2014, and after review of financial and other performance data from the prior fiscal year and certain internally forecasted financial information, the Compensation Committee sets certain target performance goals under the Company’s annual incentive compensation program for the upcoming year. These goals are typically quantifiable annual, or other short-term, goals. Upon the achievement by the Company of these performance goals, the executive officers are eligible for additional cash compensation through the payment of annual incentive awards. This annual incentive award opportunity is intended to motivate the executive officers toward significant Company performance on an annual basis and, if appropriate, reward them for such achievement.

The Compensation Committee established performance goals for 2014, within the parameters of the Company’s annual incentive compensation program, based entirely on quantifiable financial performance metrics. The three metrics approved for purposes of setting targets for 2014 annual incentive compensation awards consisted of the financial performance measures historically used by Gray for purposes of valuing the Company’s business and approximating key financial performance covenants in certain of its financing agreements as follows:

•	revenue, which is calculated net of agency commissions;

•	net operating profit (“NOP”), which is calculated by determining total revenue less broadcast and corporate expenses before depreciation, amortization, impairment of intangible assets, gains on disposal of assets, interest expense, income taxes, and loss or early extinguishment of debt; and

•	“broadcast cash flow,” which is defined as NOP plus amortization of non-cash stock based compensation, plus amortization of program broadcast rights, plus common stock contributed to 401(k) plan, less network compensation revenue, less network compensation per network affiliation agreements, less network expense per network affiliation agreements, less payments on program broadcast obligations, and plus corporate and administrative expenses (excluding amortization of non-cash stock based compensation).

For each of the financial performance measures, the following goals were established for 2014:

Financial Performance Measure	Threshold ($)	Target ($)	Maximum ($)
	(in thousands)
Revenue (less agency commissions)	424,678	447,029	491,732
NOP	165,925	174,658	192,124
Broadcast cash flow	183,911	193,590	212,949

The target performance goals under the Company’s annual incentive compensation program were aligned with the Company’s internal business plan and annual budget as approved by the Compensation Committee, and did not give effect to the results of any acquired operations. Threshold goals were established at 95% of target so that a level of performance near target was required to be achieved before any incentive payment would be awarded, with a significant reduction to the incentive eligible to be earned if results were below target. Maximum award levels were established at achievement of 110% of target levels, as the Compensation Committee believed this represented an appropriate amount of stretch in the goals. The Compensation Committee reviews the threshold, target and maximum criteria at the start of each fiscal year to ensure that an appropriate degree of difficulty is incorporated into the goals.

The annual incentive compensation program award opportunity levels (expressed as a percentage of base salary) approved by the Compensation Committee for the NEOs in 2014 were as follows:

	Annual Incentive Opportunity
Name	Threshold	Target	Maximum
Hilton H. Howell, Jr.	50.0%	100.0%	150.0%
James C. Ryan	25.0%	50.0%	75.0%
Kevin P. Latek	27.5%	55.0%	82.5%

Annual incentive compensation program payout opportunity levels were established to provide each NEO with a market-competitive incentive opportunity linked to achievement of the pre-determined financial metrics. Actual performance levels between threshold and target, or between target and maximum, are used to determine actual incentive awards. Actual awards are determined formulaically by linear interpolation of actual results as they relate to the established financial performance goals and the percentage by which such goals were achieved or exceeded. Furthermore, for purposes of calculating amounts payable under the Company’s annual incentive compensation program, actual Company performance compared to goal performance for each of the metrics was determined and calculated discretely.

Non-equity annual incentive compensation payments are certified as approved following the Compensation Committee’s review of the Company’s audited financial results for the prior fiscal year. Gray’s 2014 results, without giving effect to the results of operations acquired during 2014, would have been as follows:

Financial Performance Measure	Actual ($)
(in thousands)
Revenue (less agency commissions)	443,252
NOP	166,778
Broadcast cash flow	189,400

Based on the Company’s 2014 financial results without giving effect to the results of operations acquired during 2014, annual incentive compensation payments were made at between the threshold and target opportunity levels as follows:

	Non-Equity Incentive Plan Payment For 2014 Performance				Total Non-Equity Incentive Plan Payment as a Percentage of Base Salary (%)
Name	Revenue (less agency commissions) Payout ($)	NOP Payout ($)	Broadcast Cash Flow Payout ($)	Total Payment ($)
Hilton H. Howell, Jr.	194,545	116,633	333,005	644,183	75.8
James C. Ryan	57,219	34,304	97,943	189,466	37.9
Kevin P. Latek	69,235	41,507	118,511	229,253	41.7

	320,999	192,444	549,459	1,062,902

Performance-Based Cash Bonuses

In addition to potential cash payments under the Company’s annual non-equity incentive compensation plan, as described above, the Compensation Committee retains the ability to make discretionary performance-based bonus payments in certain circumstances to reward outstanding performance by individual executives in circumstances where the Compensation Committee believes such performance is not adequately reflected by the non-discretionary portion of the executive’s annual incentive award. Based on what the Compensation Committee determined to be extraordinary individual efforts in leading the Company to achieve the financial results and strategic goals, and undertake the related matters described above under “Overview of 2014

Performance and Compensation,” the following one-time, cash bonus awards were paid to executive officers in January 2015 for performance in 2014: Mr. Howell ($650,000), Mr. Ryan ($200,000) and Mr. Latek ($250,000).

Prior to approving the bonus payments, the Compensation Committee asked Grant Thornton LLP to assess the impact of the proposed bonuses on the market competitiveness of the executives’ overall 2014 compensation. Grant Thornton LLP advised that the cumulative impact of the bonuses, when combined with the actual annual and long-term incentive compensation awards for 2014, would still result in the total direct compensation for the executive officers for 2014 within the Compensation Committee’s targeted position of between median and the 75th percentile for outstanding performance, and was still considered acceptable from a competitive standpoint based on Gray’s performance for 2014 and achievements of the NEOs.

Long-Term Equity Incentive Awards

In order to be able to provide awards intended to further align the interests of our executive officers and other key management personnel responsible for our growth with the interests of our shareholders through stock price appreciation, we established the 2007 Long Term Incentive Plan, which allows us to grant equity-based awards. The 2007 Long Term Incentive Plan allows for the grant of various types of awards including performance shares, restricted shares and stock options. If stock options are granted, it is our practice to grant options with an exercise price equal to the closing price of the underlying class of our common stock on the date of grant.

The Compensation Committee has established guidelines, expressed as a percentage of base salary, that it generally considers when evaluating annual long-term equity incentive award levels. The long-term equity incentive opportunity guidelines considered by the Compensation Committee in connection with evaluating annual long-term incentive awards in 2014 were as follows:

	Long-Term Incentive Award Opportunity Guidelines (as a Percentage of Base Salary)
Name	Low End	Mid Range	Upper End
Hilton H. Howell, Jr.	75.0%	150.0%	225.0%
James C. Ryan	50.0%	100.0%	150.0%
Kevin P. Latek	55.0%	110.0%	165.0%

Unlike the formulaic annual incentive award opportunities, which are tied to the Company’s actual performance compared to preset goals, any decision with regard to the nature, timing and amount of long-term equity incentive awards has historically remained within the discretion of the Compensation Committee.

The Compensation Committee may exercise this discretion based on a prospective or retrospective and qualitative assessment of factors, as discussed above under the heading Elements of Compensation Program. For example, in January 2014, in order to incent the NEOs toward the creation of long-term value, and considering recent historical Company performance, recent years’ equity incentive awards and the overall value of the NEOs’ respective target compensation levels during 2013, the Compensation Committee approved grants of long-term equity incentive awards under the 2007 Long Term Incentive Plan to the NEOs at the 2014 “mid-range” of the opportunity guidelines. Specifically, the following restricted stock awards were granted to executive officers:

•	Mr. Howell: 130,770 restricted shares of Class A common stock, with an aggregate grant date fair value of $1,275,008, or 150% of his 2014 base salary;

•	Mr. Ryan: 42,445 restricted shares of common stock, with an aggregate grant date fair value of $500,002, or 100% of his 2014 base salary; and

•	Mr. Latek: 51,359 restricted shares of common stock, with an aggregate grant date fair value of $605,009, or 110% of his 2014 base salary.

To provide a balance between retention and performance, the Compensation Committee granted these restricted stock awards with a three-year ratable vesting schedule beginning one year from the date of grant.

In addition, as a part of the Compensation Committee’s January 2015 consideration of 2014 performance and achievements, and in connection with the approval of the one-time cash bonuses described above, the Compensation Committee determined it was also appropriate to reward, and awarded effective January 27, 2015, the Company’s named executive officers with additional bonus equity awards for their 2014 contributions as described above.

The Committee determined to give the named executive officers the option to receive this grant in either shares of Class A common stock or common stock, at their election. The number and type of shares elected to be received by each named executive officer, and the fair value of his award is as set out below:

•	Mr. Howell: 77,762 restricted shares of Class A common stock, with an aggregate grant date fair value of $675,752;

•	Mr. Ryan: 25,804 restricted shares of common stock, with an aggregate grant date fair value of $265,007; and

•	Mr. Latek: 36,899 restricted shares of Class A common stock, with an aggregate grant date fair value of $320,652.

Consistent with the Company’s executive compensation philosophy, the Compensation Committee determined to grant these restricted stock awards with a three-year ratable vesting schedule beginning one year from the date of grant.

Perquisites and Other Benefits

Gray also provides its executive officers with limited perquisites and other benefits, including the right to participate in all employee benefit plans generally available to employees, such as medical, dental, life and disability insurance plans. The Compensation Committee also believes it is appropriate for the Company to pay certain insurance premiums on behalf of our NEOs in order to remain market competitive for executive talent.

Qualified Benefit Plans

The executive officers are eligible to participate in the following qualified benefit plans in which all employees are eligible to participate: the Gray Television, Inc. Capital Accumulation (401(k)) Plan (“Capital Accumulation Plan”) and the Gray Television, Inc. Retirement Plan (“Pension Plan”). Mr. Ryan also participates in the Busse Pension Plan (the “Busse Pension Plan”). The Company acquired Busse Broadcasting Corporation (“Busse”) in July 1998 and the Busse Pension Plan was assumed in that transaction. Mr. Ryan is a former employee of Busse. The table in the section entitled Pension Benefits herein lists the years of credited service and the present value of each NEO’s accumulated pension benefit, assuming payment begins at age 65, under the pension plans.

Capital Accumulation Plan

We currently sponsor the Capital Accumulation Plan to encourage eligible employees to defer a part of their current income to provide for their retirement, death or disability under the provisions of Section 401(k) of the IRC. The plan covers all of our employees. Under the Capital Accumulation Plan, participants may elect to make pre-tax savings deferrals from their compensation each year, subject to annual limits on such deferrals imposed by the IRC. We may also, at our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional voluntary contributions. For the year ended December 31, 2014, we did not match employee contributions except for employees at one of our stations, in accordance with the terms of their union contract. Participants are immediately vested in their voluntary contributions plus the actual earnings thereon. Employer contributions and earnings thereon become 100% vested after the participant completes three years of service. The only form of benefit payment under the Capital Accumulation Plan is a single lump-sum payment equal to the vested balance in the participant’s account. The vested portion of a participant’s accrued benefit is payable upon such employee’s termination of employment, attainment of age 59 1⁄2, retirement, total and permanent disability, or death. Participants may also make in-service withdrawals from their pre-tax contributions under the plan for certain specified instances of hardship.

Pension Plan

Under the terms of the Pension Plan, in the event of the death of an executive officer before retirement, 50% of the accrued benefit will become payable to the surviving spouse at the time the deceased participant would have reached age 65. If the deceased participant had completed ten or more years of service, the survivor benefit may commence as early as the time the deceased participant would have reached age 55. If the deceased participant would have been eligible for early retirement at the time of death, survivor benefits may commence as soon as practicable. Any benefits that commence before the deceased participant would have reached age 65 will be reduced the same as early retirement benefits would have been reduced. In the event a disability occurs before retirement, the accrued benefit will become payable at age 65. No break in service will occur and benefits will continue to accrue during disability. In the event of voluntary termination, the vested accrued benefit will become payable at age 65. If the participant had completed ten or more years of service, the benefit may commence as early as age 55. If the participant had completed less than five years of credited service, the accrued benefit is not vested, and no future benefits would be payable from the Pension Plan.

Summary Compensation Table

The following table sets forth a summary of the compensation of our Chief Executive Officer, Chief Financial Officer, and our other executive officer for each of 2014, 2013 and 2012, or for such shorter period as the person has been employed by Gray.

Name and Principal Position	Name	Salary(1) ($)		Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non- equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(3) ($)	All Other Compen- sation(4) ($)	Total ($)
Hilton H. Howell, Jr.	2014	850,000		650,000	1,895,527	—	644,183	85,955	71,748	4,197,413
President, Chief Executive Officer and Vice Chairman	2013	650,000		398,024	487,504	—	398,024	4,806	70,456	2,008,814
	2012	600,000		—	150,000	247,960	535,970	70,065	58,409	1,662,404

James C. Ryan	2014	500,000		200,000	848,301	—	189,466	111,808	17,809	1,867,384
Senior Vice President and Chief Financial Officer	2013	450,000		160,740	225,004	—	160,740	8,640	16,216	1,021,340
	2012	420,000		—	56,251	92,985	187,590	110,834	15,766	883,426

Kevin P. Latek	2014	550,000		250,000	953,308	—	229,253	27,155	12,871	2,022,587
Senior Vice President, Business Affairs	2013	450,000		160,740	225,004	—	160,740	10,583	6,478	1,013,545
	2012	350,000	(5)	—	63,001	104,143	187,590	14,270	1,887	720,891

(1)	Each of the NEOs contributed a portion of his salary to our Capital Accumulation Plan. The disclosed salary amounts are before the NEOs’ contributions.
(2)	Grant date fair value of awards of restricted shares (reported in the “Stock Awards” column) and options (reported in the “Option Awards” column) made in the year indicated, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Stock Compensation). See note 7 to the Company’s consolidated financial statements in its annual report on Form 10-K for the year ended December 31, 2014 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718. For the years ended December 31, 2013 and 2014, includes the grant date fair value of the additional bonus equity awards for 2013 and 2014 performance, respectively, which awards were granted in January 2014 and 2015, respectively.

(3)	For each year, represents the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31 of the relevant year, and the present value of accumulated benefits at December 31 of the prior year, adjusted for benefit payments made during the year. The present values of accumulated benefits at December 31 of the relevant year were calculated using the assumptions that were used for the December 31 financial statement disclosures of the relevant year, which were the 1983 Group Annuity Mortality Tables for the Pension Plan, and the RP 2000 Projected Mortality Table for the Busse Pension Plan, separately for males and females, and a 4.00%, 4.97% and 4.31% interest discount, respectively. See the table in the section entitled Pension Benefits herein for additional information, including the present value assumptions used in this calculation.
(4)	See the All Other Compensation table below for additional information.
(5)	Reflects pro rata portion of his annual base salary for the period from March 1, 2012, the date of his employment by the Company, through December 31, 2012.

All Other Compensation

The following table describes each component of the amounts in the All Other Compensation column of the Summary Compensation Table for 2014:

Name	Company Contributions to Defined Contribution Plans ($)	Company Paid Insurance Premiums ($)	Directors’ Fees(1) ($)	Total ($)
Hilton H. Howell, Jr.	—	8,748	63,000	71,748
James C. Ryan	—	17,809	—	17,809
Kevin P. Latek	—	12,871	—	12,871

(1)	Represents fees paid for serving as a member of our board of directors. See the Director Compensation table for additional information.

Grants of Plan-Based Awards in 2014

The table below sets forth information about plan-based awards granted to the named executive officers during 2014 under the Company’s Annual Incentive Plan and 2007 Long Term Incentive Plan. Non-equity annual incentive compensation payments were made to our NEOs in 2014 under the Annual Incentive Plan. Stock awards were made under our 2007 Long Term Incentive Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)

Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Hilton H. Howell, Jr.	1/17/2014	(3)	—	—	—	—	—	—	63,643	—	—	620,519
	1/17/2014		—	—	—	—	—	—	130,770	—	—	1,275,008
			425,000	850,000	1,275,000	—	—	—	—	—	—	—
James C. Ryan	1/17/2014	(3)	—	—	—	—	—	—	29,567	—	—	348,299
	1/17/2014		—	—	—	—	—	—	42,445	—	—	500,002
			125,000	250,000	375,000	—	—	—	—	—	—	—
Kevin P. Latek	1/17/2014	(3)	—	—	—	—	—	—	29,567	—	—	348,299
	1/17/2014		—	—	—	—	—	—	51,359	—	—	605,009
			151,250	302,500	453,750	—	—	—	—	—	—	—

(1)	For information on actual payouts under non-equity incentive plan awards for 2014 performance, see the column titled Non-equity Incentive Plan Compensation in the Summary Compensation Table above.

(2)	Grant date fair value of awards computed in accordance with FASB ASC Topic 718. See note 7 to the Company’s consolidated financial statements in its annual report on Form 10-K for the year ended December 31, 2014 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.
(3)	Represents bonus equity award granted in 2014 for 2013 performance and results.

Outstanding Equity Awards at December 31, 2014

The following table provides information on the stock options and restricted stock awards held by the NEOs at December 31, 2014. The market value of the stock awards is based on the closing market price of our common stock and Class A common stock of $11.20 and $9.15, respectively, as of December 31, 2014, as applicable.

	Stock Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Hilton H. Howell, Jr.	76,532	76,530	—	1.99	4/1/2021	—		—	—	—
	—	—	—	—	—	235,956	(2)	2,309,394	—	—
James C. Ryan	28,700	28,698	—	1.99	4/1/2021	—		—	—	—
	—	—	—	—	—	91,089	(3)	1,020,197	—	—
Kevin P. Latek	32,144	32,142	—	1.99	4/1/2021	—		—	—	—
	—	—	—	—	—	100,003	(4)	1,120,034	—	—

(1)	All outstanding stock options at December 31, 2014 are (or upon vesting, will be) for shares of common stock. Awards vest in four equal, annual installments beginning on April 2, 2013.
(2)	Includes: 36,682 restricted shares of common stock that vested on March 19, 2015; 36,682 restricted shares of common stock that vest on March 19, 2016; 31,822 restricted shares of Class A common stock that vested on January 1, 2015; 43,590 restricted shares of Class A common stock that vested on January 17, 2015; and 87,180 restricted shares of Class A common stock that vest in equal, annual installments on January 17, 2015 and 2016.
(3)	Includes: 16,930 restricted shares of common stock that vested on March 19, 2015; 16,931 restricted shares of common stock that vest on March 19, 2016; 14,783 restricted shares of common stock that vested on January 1, 2015; 14,148 restricted shares of common stock that vested on January 17, 2015; 14,148 restricted shares of common stock that vest on January 17, 2016; and 14,149 shares of restricted common stock that vest on January 17, 2017.
(4)	Includes: 16,930 restricted shares of common stock that vested on March 19, 2015; 16,931 restricted shares of common stock that vest on March 19, 2016;14,783 restricted shares of common stock that vested on January 1, 2015; 17,119 restricted shares of common stock that vested on January 17, 2015; 17,119 restricted shares of common stock that vest on January 17, 2016; and 17,121 shares of restricted common stock that vest on January 17, 2017.

Option Exercises and Stock Vested in 2014

The following table provides information on the number of shares of stock vested in 2014 and the value realized by each NEO before payment of any applicable withholding tax.

		Option Awards		Stock Awards
Name	Class of Stock	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hilton H. Howell, Jr.	Common	—	—	36,682	162,501
	Class A Common	—	—	31,821	310,255
James C. Ryan	Common	—	—	31,714	249,155
Kevin P. Latek	Common	—	—	31,714	249,155

(1)	Calculated by multiplying the gross number of shares acquired by the market value of the shares as of the relevant vesting date.

Pension Benefits

Messrs. Howell, Ryan and Latek participate in the Pension Plan. The Pension Plan, which is intended to be tax qualified, is available to certain of our employees and the employees of all of our subsidiaries that have been designated as participating companies under the plan.

A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time.

In addition, Mr. Ryan would receive retirement benefits paid by Gray under a pension plan with Mr. Ryan’s former employer, Busse Broadcasting Corporation (the “Busse Pension Plan”), which benefit amounts have been frozen since September 1997. The Company acquired Busse Broadcasting Corporation in July 1998 and the Busse Pension Plan was assumed in that transaction.

Our NEOs did not receive any pension benefit payments in 2014. The following table shows the years of credited service and the present value of accumulated benefits as of December 31, 2014 for the NEOs:

Name	Number of Years Credited Service(1) (#)	Plan Name	Present Value of Accumulated Benefit(2) ($)
Hilton H. Howell, Jr.	12	Gray Television, Inc. Retirement Plan	292,046
James C. Ryan	16	Gray Television, Inc. Retirement Plan	416,504
	9	Busse Pension Plan	112,000
Kevin P. Latek	3	Gray Television, Inc. Retirement Plan	52,008

(1)	Computed as of the same measurement date as used for 2014 financial statement reporting purposes.

(2)	The Present Value of Accumulated Benefit was calculated using the assumptions that were used for 2014 financial statement reporting purposes, which were the 1983 Group Annuity Mortality Tables for the Pension Plan, and the RP 2000 Projected Mortality Table for the Busse Pension Plan, separately for males and females, and a 4.00% interest discount rate.

Potential Payments upon Termination or Change in Control

Our NEOs do not have employment agreements or agreements with us that provide severance in the event of a change in control, except to the extent that the 2007 Long Term Incentive Plan, the Pension Plan, the Capital Accumulation Plan and the Busse Pension Plan contain such provisions that are applicable to all participants. The information below describes and quantifies certain compensation that would become payable under existing plans, policies and arrangements if the employment of each NEO had terminated (by virtue of involuntary termination, death, disability, voluntary termination or change of control) on December 31, 2014, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on December 31, 2014. These benefits include benefits available generally to salaried employees, such as distributions under the Pension Plan, Busse Pension Plan, Capital Accumulation Plan, disability benefits, life insurance and accrued vacation pay.

For the purposes of this discussion, “disability” generally means total disability, resulting in the individual being unable to perform his job, and “change of control” means any of the following: (1) any person becoming the beneficial owner of 45% or more of the combined voting power of our then outstanding shares; (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (3) there is consummated any consolidation or acquisition in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock are converted into cash, securities or other property; (4) there is consummated any consolidation or acquisition of us, in which we are the continuing corporation, in which the holders of our common stock immediately prior to the acquisition do not own 51% percent or more of the stock of the surviving corporation immediately after the acquisition; (5) there is consummated any sale, lease, exchange or other transfer of substantially all our assets; or (6) our shareholders approve any plan or proposal for our liquidation or dissolution.

The 2007 Long Term Incentive Plan provides that if a NEO’s termination of employment occurs as a result of death or disability, incentive stock options issued under the 2007 Long Term Incentive Plan will be exercisable for 12 months after such termination. If the NEO dies within 12 months of termination by reason of disability, then the period of exercise following death will be the remainder of the 12-month period or three months, whichever is longer. If the NEO dies within 3 months after termination for any other reason, the period of exercise is three months. However, in no event shall the incentive stock option be exercised more than ten years after its grant.

The 2007 Long Term Incentive Plan provides that if a NEO’s termination of employment occurs as a result of death, retirement or disability, nonqualified stock options issued under the 2007 Long Term Incentive Plan have will terminate 12 months after such termination; provided, however, if the NEO dies within 12 months after termination of employment by retirement or disability, the period of exercise shall be three months after date of death. As with the incentive stock options discussed above, in no event shall the nonqualified option be exercised more than 10 years after its grant.

The 2007 Long Term Incentive Plan provides that the committee administering the 2007 Long Term Incentive Plan has the authority to make adjustments to the awards granted under the 2007 Long Term Incentive Plan upon a change in control, including, without limitation, the substitution of new awards, or the adjustment of outstanding awards, or the termination of outstanding awards, the acceleration of awards, the removal of restrictions on outstanding awards, or the termination of outstanding awards in exchange for the cash value determined in good faith by the committee of the vested and/or unvested portion of the award.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed, actual amounts paid or distributed may be different than as disclosed. Factors that could affect these amounts include the timing during the year of any such event or our stock price.

The following table sets forth the amounts that would be owed by Gray to our NEOs if they were terminated as a result of involuntary termination, death, disability, voluntary termination, or there was a change of control, on December 31, 2014:

Name	Involuntary Termination(1)(2) ($)	Death(1)(3) ($)	Disability(1)(4) ($)	Voluntary Termination(1)(2) ($)	Change of Control(1)(5) ($)
Hilton H. Howell, Jr.	389,461	3,666,496	5,763,984	389,461	2,822,833
James C. Ryan	614,345	3,447,074	4,262,512	614,345	1,681,033
Kevin P. Latek	94,797	3,264,893	6,209,586	94,797	1,266,901

(1)	Gray does not have a formal severance policy for its NEOs. At the time of a separation from service for any reason, the Board may use discretion to determine each executive’s severance payment, if any. The amounts reported above reflect any accrued and unpaid benefits payable to the executive officer in addition to payments identified in plan documents and insurance policies.
(2)	Includes each NEO’s accrued and unpaid vacation payable upon termination and the present value of accumulated benefits from their pension plan(s) as determined by the plan’s actuary.
(3)	Includes each NEO’s accrued and unpaid vacation payable upon termination, the death benefit under their respective basic and supplemental life insurance coverage, the present value of the accumulated benefits from their pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options. The life insurance benefit reflects the payment of the death benefit by the insurance company for which Gray has been paying premiums on behalf of the NEO.
(4)	Includes each NEO’s accrued and unpaid vacation payable upon termination, the amount of long-term disability payments, the present value of accumulated benefits from their respective pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options. NEOs are entitled to monthly long-term disability payments from the time of disability through age 65.
(5)	Includes each NEO’s accrued and unpaid vacation payable upon termination, the present value of accumulated benefits from their respective pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options.

Director Compensation

The current compensation and benefit program for directors is designed to appropriately compensate directors for time and effort required to be an effective director of a company of our size and scope; to align directors’ interests with the long-term interests of shareholders; and to be simple, transparent and easy for shareholders to understand. Our directors’ compensation for 2014 included the following cash compensation elements:

Description	Amount ($)
Chairman of the Board’s annual retainer fee	55,000
Director annual retainer fee	45,000
Chairman of the Board fee per board meeting	4,000
Director fee per Board meeting	3,000
Audit Committee and Compensation Committee chairman fee per committee meeting	4,000
Audit Committee and Compensation Committee member fee per committee meeting	3,500
Other Committee chairman fee per committee meeting	4,000
Other Committee member fee per committee meeting	3,500

Directors are generally paid the above fee arrangement for participation in person or by telephone in any meeting of the Board or any committee thereof. In addition, the members of our Board are reimbursed for reasonable travel expenses incurred by them during the execution of their duties as members of our Board and any committees.

In addition, our equity incentive plans provide the flexibility for us to grant our directors equity-based awards, including stock options and shares of restricted stock. In 2014, we granted each of our non-employee directors shares of restricted stock valued at approximately $60,000.

The following table presents the compensation paid to our non-employee directors in 2014. Mr. Howell, our President, Chief Executive Officer and Vice Chairman, is our only current employee director. For information on the compensation paid to Mr. Howell for his service in all positions with the Company, including as a director, see the Summary Compensation Table:

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total ($)
William E. Mayher, III , Chairman of the Board of Directors	103,500	60,009	163,509
Richard L. Boger	93,000	60,009	153,009
T. L. Elder	77,000	60,009	137,009
Robin R. Howell	63,000	60,009	123,009
Howell W. Newton	79,000	60,009	139,009
Hugh E. Norton	77,000	60,009	137,009
Harriett J. Robinson	60,000	60,009	120,009

(1)	As of December 31, 2014, each non-employee director held 5,893 restricted shares of our Class A common stock.
(2)	Represents cash compensation earned in 2014 for Board and committee service.
(3)	Grant date fair value of award of restricted shares, computed in accordance with FASB ASC Topic 718. See note 7 to the Company’s consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2014 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

REPORT OF COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933, or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

The Compensation Committee consists of Messrs. Boger (Chairman) and Norton, and Dr. Mayher. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included herein and in Gray’s Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by the Compensation Committee of the Board.

Richard L. Boger, Chairman

William E. Mayher, III

Hugh E. Norton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Boger (Chairman) and Norton, and Dr. Mayher, are the current members of the Compensation Committee. No member of the Compensation Committee was an employee or officer of Gray or any of its subsidiaries during 2014 or was formerly an officer of Gray or any of its subsidiaries. No compensation committee interlocks existed during 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On January 1, 2015, the Company began leasing space for its principal offices from Delta Life Insurance Co. (“Delta Life”). Delta Life is controlled by Harriett J. Robinson, a member of our Board of Directors. In addition, Mr. and Mrs. Howell are officers, directors and/or shareholders in Delta Life. Under the terms of the lease, the Company pays annual rent of approximately $0.1 million, plus a pro rata share of all real estate taxes, general maintenance and service expenses and insurance costs with respect to the office building and related facilities. The lease does not have a set termination date, but is terminable with 12-month advance notice by either party. The terms of the lease are believed by management of the Company to be no less favorable than terms that could be obtained by the Company from unrelated parties for comparable rental property.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors, executive officers and persons who own more than ten percent of a registered class of a company’s equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than ten percent shareholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.

To our knowledge, based solely on our review of the copies of such reports filed with the SEC during the year ended December 31, 2014 all Section 16(a) filing requirements applicable to our officers, directors and ten percent beneficial owners were met, except for a single filing, relating to a single transaction, for each of Mr. Howell, Jr., Mrs. Howell and Mr. Ryan, each of which was filed late due to an administrative oversight.

REPORT OF AUDIT COMMITTEE

The following Report of the Audit Committee, together with references in this proxy statement to the independence of the Audit Committee members and the Audit Committee charter, does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933 or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

Management has primary responsibility for Gray’s financial statements and the overall reporting process, including Gray’s system of internal controls. McGladrey LLP, the Company’s independent registered public accounting firm, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present, in all material respects, the Company’s financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed the Company’s audited consolidated financial statements for the year ended December 31, 2014 and discussed them with both management and McGladrey LLP.

Management is responsible for establishing, assessing and reporting on Gray’s system of internal control over financial reporting. McGladrey LLP is responsible for performing an independent audit of Gray’s internal control over financial reporting and for issuing a report thereon. The Audit Committee is responsible for the monitoring and oversight of this process. In connection with these responsibilities, the Audit Committee met with management and McGladrey LLP to review and discuss the effectiveness of Gray’s internal controls over financial reporting.

The Audit Committee has also discussed with McGladrey LLP the matters required to be discussed by generally accepted auditing standards, including those described in Auditing Standard No. 16, Communication with Audit Committees, as amended, issued by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from McGladrey LLP consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and has discussed and confirmed with McGladrey LLP its independence with respect to Gray. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by McGladrey LLP is compatible with maintaining that independence.

Based upon this review, the Audit Committee recommended to the full Board that the Company’s audited consolidated financial statements be included in Gray’s Annual Report on Form 10-K for the year ended December 31, 2014 and filed with the SEC.

Submitted by the Audit Committee of the Board.

Howell W. Newton, Chairman

Richard L. Boger

T. L. Elder

William E. Mayher, III

OTHER MATTERS

Our Board knows of no other matters to be brought before the 2015 Annual Meeting. However, if any other matters are properly brought before the 2015 Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR INCLUSION

IN NEXT YEAR’S PROXY STATEMENT

Proposals of shareholders intended to be presented at our 2016 Annual Meeting of Shareholders must be received at our principal executive offices by December  18, 2015 in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION

AT NEXT YEAR’S ANNUAL MEETING

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2016 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on March 2, 2016 and advise shareholders in the 2016 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) receive notice of the proposal after the close of business on March 2, 2016. Notices of intention to present proposals at the 2016 Annual Meeting of Shareholders should be addressed to Gray Television, Inc., Attention: Kevin Latek, Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

AVAILABILITY OF FORM 10-K

Our Annual Report on Form 10-K is available online at www.gray.tv in the Investor Relations section under the heading SEC Filings . We will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC. Such requests should be addressed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations.

HOUSEHOLDING

As permitted under the Exchange Act, to the extent shareholders receive a hard copy of the proxy statement by mail, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of this proxy statement. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations, telephone (404) 504-9828. Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations at the address above to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations at the address above to request that only a single copy of the proxy statement by mailed to them in the future.

M88205-P62439-Z65053

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

GRAY TELEVISION, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

____

Nominees

01) Hilton H. Howell, Jr
02) William E. Mayher, III
03) Richard L. Boger
04) T. L. Elder
05) Robin R. Howell
06) Howell W. Newton
07) Hugh E. Norton
08) Harriett J. Robinson

For Address Changes/Comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form. GRAY TELEVISION, INC. 4370 PEACHTREE ROAD, N.E. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS ATLANTA, GA 30319 If you would like to reduce the costs incurred by Gray Television, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M88205-P62439-Z65053 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY GRAY TELEVISION, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote All All Except nominee(s), mark “For All Except” and write the FOR the following: number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01) Hilton H. Howell, Jr 06) Howell W. Newton 02) William E. Mayher, III 07) Hugh E. Norton 03) Richard L. Boger 08) Harriett J. Robinson 04) T. L. Elder 05) Robin R. Howell The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. The ratification of the appointment of McGladrey LLP as Gray Television, Inc.'s independent registered public accounting firm for 2015. NOTE: In their discretion, the proxies will be authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. For Addr

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M88206-P62439-Z65053 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS GRAY TELEVISION, INC. The undersigned hereby appoints William E. Mayher, III and Hilton H. Howell, Jr. and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side of this ballot, all of the shares of common stock and Class A common stock of Gray Television, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Gray Television, Inc. to be held May 27, 2015, at the corporate headquarters of Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side